Filed pursuant to Rule 433
Registration Nos. 333-224299 and 33-58812

Province of Alberta

(Canada)

US$2,250,000,000 3.350% Bonds due November 1, 2023

Final Term Sheet

Issuer:	Province of Alberta

Title:	3.350% Bonds due November 1, 2023

Format:	SEC Registered Global Offering

Ranking:	Direct, unconditional debt

Size:	US$2,250,000,000

Trade Date:	October 25, 2018

Settlement Date:	November 1, 2018

Maturity:	November 1, 2023

Interest Payment Dates:	May 1 and November 1 of each year

First Interest Payment Date:	May 1, 2019

Spread to Benchmark Treasury:	T + 39.70 bps

Spread to Mid-Swaps:	+ 25 bps

Benchmark Treasury:	2.875% due October 31, 2023

UST Spot/Yield:	99-17 1⁄4 / 2.975%

Yield to Maturity:	3.372%

Coupon:	3.350% payable semi-annually

Price:	99.900%, plus accrued interest, if any, from November 1, 2018

Day Count:	30/360

Minimum Denominations:	US$5,000 and integral multiples of US$1,000 for amounts in excess of US$5,000

Joint Lead Managers:	National Bank of Canada Financial Inc. RBC Capital Markets, LLC Scotia Capital (USA) Inc. TD Securities (USA) LLC

Co-managers:	BMO Capital Markets Corp. CIBC World Markets Corp. J.P. Morgan Securities plc Merrill Lynch International

CUSIP#/ISIN#:	013051EE3 / US013051EE35

Listing:	Admission to the Luxembourg Stock Exchange’s Official List and to trading on the Luxembourg Stock Exchange’s Euro MTF Market may be completed following settlement on a reasonable efforts basis.

Governing Law:	Province of Alberta and Canada.

Prospectus and Prospectus Supplement:	Prospectus dated as of April 25, 2018 and Preliminary Prospectus Supplement dated as of October 25, 2018. https://www.sec.gov/Archives/edgar/data/810961/000119312518307286/d602746d424b2.htm

Settlement:	We expect that delivery of the Securities will be made against payment therefor on or about November 1, 2018, which is five business days following the date of pricing of the Securities (this settlement cycle being referred to as “T + 5”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their Securities on the date of pricing or the next two succeeding business days will be required, by virtue of the fact that the Securities initially will settle in T + 5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Securities who wish to trade their Securities on the date of pricing or the next two succeeding business days should consult their own advisor.

Stabilization:	Reg M/FCA/ICMA

Legends:	This communication is intended for the sole use of the person to whom it is provided by us.

U.S. Legend:	The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling National Bank of Canada Financial Inc. at 212-632-8868, RBC Capital Markets, LLC at 1-866-375-6829, Scotia Capital (USA) Inc. at 1-800-372-3930, or TD Securities (USA) LLC at 1-855-495-9846.

United Kingdom Legend:	This document is for distribution only to persons who: (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations, etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, as amended) in connection with the issue or sale of any Securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

European Economic Area Legend:	If and to the extent that this document is communicated in, or the offer of the Securities to which it relates is made in, any European Economic Area Member State (each, a “Member State”), that has implemented Directive 2003/71/EC (as amended or superseded and includes any relevant implementing measures in the relevant Member State (the “Prospectus Directive”)), this announcement and the offer are only addressed to and directed at persons in that Member State who are qualified investors within the meaning of the Prospectus Directive (or who are other persons to whom the offer may lawfully be addressed) and must not be acted upon by other persons in that Member State. This document has been prepared on the basis that any offer of the Securities in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus or supplement to a prospectus under the Prospectus Directive.

Hong Kong Legend:	The Securities will not be offered or sold in Hong Kong, by means of this document or any document, other than (i) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO, or (ii) in other circumstances which do not result in this document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong (the “C(WUMP)O”) or which do not constitute an offer to the public within the meaning of the C(WUMP)O.

Singapore Legend:

This document has not been, and will not be, registered as a prospectus with the Monetary Authority of Singapore (the “MAS”), and the bonds will be offered pursuant to exemptions under the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”). Accordingly, this document or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the bonds may not be circulated or distributed, nor may the bonds be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the bonds are subscribed or purchased in reliance of an exemption under Section 274 or 275 of the SFA, the bonds shall not be sold within the period of 6 months from the date of the initial acquisition of the bonds, except to any of the following persons: (a) an institutional investor; (b) a relevant person; or (c) any person pursuant to an offer referred to in Section 275(1A) of the SFA, unless expressly specified otherwise in Section 276(7) of the SFA.

Where the bonds are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 2(1) of the SFA) or securities-based derivatives contracts (as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable within six (6) months after that corporation or that trust has acquired the bonds pursuant to an offer made under Section 275 of the SFA except: (i) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or (in the case of such corporation) where the transfer arises from an offer referred to in Section 276(3)(i)(B) of the SFA or (in the case of such trust) where the transfer arises from an offer referred to in Section 276(4)(i)(B) of the SFA; (ii) where no consideration is or will be given for the transfer; (iii) where the transfer is by operation of law; or (iv) pursuant to Section 276(7) of the SFA.

Section 309B(1)(C) Notification – The bonds are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Japan Legend:	The Securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Law No. 25 of 1948, as amended) (the “FIEA”) and, accordingly, each of the underwriters, on behalf of itself and each of its affiliates that participates in the initial distribution of the Securities, has undertaken that it has not offered or sold and will not offer or sell any Securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (as defined under Item 5, Paragraph 1, Article 6 of the Foreign Exchange and Foreign Trade Control Law (Law No. 228 of 1949, as amended)) or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan.

United Arab Emirates Legend:	The Securities have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) other than in compliance with the laws, regulations and rules of the United Arab Emirates, the Abu Dhabi Global Market and the Dubai International Financial Centre governing the issue, offering and sale of securities. Further, this document does not constitute a public offer of securities in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) and is not intended to be a public offer. This document has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, the Financial Services Regulatory Authority or the Dubai Financial Services Authority.

Other:	ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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